N E W S R E L E A S E

INTEREP ANNOUNCES DISCONTINUATION OF NATIONAL

RADIO REPRESENTATION FOR CITADEL RADIO

FOR IMMEDIATE RELEASE

NEW YORK — October 3, 2003 — Interep (OTC BB: IREP) announced today that Citadel Radio had terminated its national radio representation contract with Interep, effective October 1, 2003.

Citadel represented approximately 7% of Interep’s commission revenues for 2002 and for the first nine months of 2003.

Citadel had a long-term contract with Interep scheduled to expire in 2010. Under the terms of that contract, Interep is entitled to receive termination fees in excess of $30 million, which are payable over approximately 3.5 years.

“We were unable to resolve certain business issues with Citadel, and we regret that we will not be working with Citadel any longer. We wish them nothing but the best of success,” stated Ralph Guild, Chairman and CEO.

“Interep remains fully committed to service our other clients and looks forward to growing those relationships and soliciting new business,” stated George Pine, President and COO.

About Interep:

Interep is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet and complementary media, with offices in 17 cities. Interep is the parent company of ABC Radio Sales, Allied Radio Partners, Cumulus Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, MG/Susquehanna, SBS/Interep, as well as Interep Interactive, the company’s interactive representation and web publishing division specializing in the sales and marketing of online advertising, including streaming media. Interep Interactive includes Winstar Interactive, Cybereps and Perfect Circle Media. In addition, Interep provides a variety of support services, including: consumer and media research, sales and management training, promotional programs and unwired radio “networks.” Clients also benefit from Interep’s new business development team, the Interep Marketing Group, as well as Morrison & Abraham, Interep’s sales consulting division focusing on non-traditional revenue. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:	Ralph Guild	(212) 916-0508

	Bill McEntee	(561) 227-0601

	Mike Frank	(201) 659-0101	mike@mikefrankassociates.com